ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433 Registration Statement No. 333-132747 Dated January 2, 2008

100% Principal Protection Notes Linked to an Asian Currency Basket
Market Strategies to Complement Traditional Fixed Income Investments
UBS AG $• Notes Linked to an Asian Currency Basket due on or about January 29, 2010

Investment Description

These Principal Protection Notes linked to an Asian Currency Basket (the “Notes”) provide 100% principal protection at maturity and potential enhanced returns based on the depreciation of the U.S. dollar (USD) relative to a basket of currencies (the “Basket”). The Basket is composed of four currencies: the Indonesian rupiah (IDR), the Indian rupee (INR), the Chinese renminbi (CNY) and the Philippine peso (PHP) (each a “Basket Currency” and collectively the “Basket Currencies”). Principal protection only applies at maturity.

Features
☐	Possibility of enhanced returns linked to the depreciation of the U.S. dollar relative to the Basket Currencies.
☐	100% principal protection at maturity.
☐	Exposure to the currencies of Indonesia, India, China and the Philippines.
☐	145-195% Participation Rate [to be determined on Trade Date].
Key Dates[1]
Trade Date	January 28, 2008 (at or about 10:00 p.m. New York time)
Settlement Date	January 31, 2008
Final Valuation Date	January 27, 2010
Maturity Date	January 29, 2010

[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

Security Offerings

We are offering 100% Principal Protection Notes linked to an Asian Currency Basket. On the Final Valuation Date, if the Basket Return, which is linked to the depreciation of the U.S. dollar versus the Basket Currencies, is greater than zero, the investor will receive a single payment at maturity equal to the principal amount of the Notes plus an Additional Amount equal to the principal amount of the Notes multiplied by the product of 145-195% (the “Participation Rate”, which will be determined on the Trade Date) and the appreciation of the Basket (that is, the amount by which the Basket Return is greater than zero). If the Basket Return on the Final Valuation Date is below or equal to zero, then the investor will receive at maturity only the principal amount of the Notes with no additional return. The Notes do not bear interest and are 100% principal protected if held to maturity. The Notes are offered at a minimum investment of $1,000.

See “Indicative Terms” on page 3. The Notes we are offering will have the terms set forth in the accompanying preliminary prospectus supplement, the accompanying prospectus and this free writing prospectus. See “Key Risks” beginning on page 6 and the more detailed “Risk Factors” beginning on page S-9 of the accompanying preliminary prospectus supplement relating to the Notes for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying preliminary prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS

Per Note	$10.00	$0.20	$9.80

Total

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a preliminary prospectus supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this Free Writing Prospectus relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

t	Preliminary prospectus supplement dated January 2, 2008: http://www.sec.gov/Archives/edgar/data/1114446/000089109208000001/e29561_424b2.htm
t	Prospectus dated March 27, 2006: http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the 100% Principal Protection Notes linked to an Asian Currency Basket that are offered hereby. Also, references to the “preliminary prospectus supplement” mean the UBS prospectus supplement, dated January 2, 2008 and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

t	You seek an Investment with a return linked to the Basket Currencies.
t	You believe the value of the U.S. dollar will depreciate relative to the Basket Currencies (i.e., the Basket Currencies will appreciate relative to the U.S. dollar) over the term of the Notes.
t	You seek an investment that offers 100% principal protection when the Notes are held to maturity.
t	You are willing to hold the Notes to maturity and are aware that there may be little to no secondary market for the Notes.
t	You do not seek current income from this investment.
t	You are willing to invest in the Notes based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the Trade Date).

The Notes may not be suitable for you if, among other considerations:

t	You do not seek an investment with exposure to the Basket Currencies.
t	You believe the value of the U.S. dollar will appreciate relative to the Basket Currencies (i.e., the Basket Currencies will depreciate relative to the U.S. dollar) over the Term of the Notes.
t	You prefer the lower risk, and, therefore, accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.
t	You seek current income from your investments.
t	You are unable or unwilling to hold the Notes to maturity.
t	You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 and more detailed “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement relating to the Notes for risks related to an investment in the Notes.

2

Indicative Terms

Issuer	UBS AG, Jersey Branch

Issue Size	TBD

Issue Price	$10 per Note

Minimum Investment	$1,000 (100 Notes)

Term	2 years

Basket	The Indonesian rupiah (IDR), the Indian rupee (INR), the Chinese renminbi (CNY) and the Philippine peso (PHP) (each a “Basket Currency” and collectively the “Basket Currencies”).

Basket Currency Weighting	For each Basket Currency as set forth below:
	USD/IDR Spot Rate	25%
	USD/INR Spot Rate	25%
	USD/CNY Spot Rate	25%
	USD/PHP Spot Rate	25%

Participation Rate	145% to 195%. The actual Participation Rate will be determined on the Trade Date.

Principal Protection	100% if held to maturity

Payment at Maturity	At maturity, you will receive a cash payment of $10 for each Note plus the Additional Amount, which may be zero.

Additional Amount	An amount per Note equal to the greater of (a) zero and (b) $10 x Basket Return x Participation Rate

Basket Return	A percentage equal to:
Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level	Set equal to 100 on the Trade Date

Basket Ending Level	The Basket closing level on the Final Valuation Date, equal to 100 x (1 plus the sum of the Weighted Currency Returns)

Weighted Currency Return	For each Basket Currency:

Currency Return x Basket Currency Weighting

Currency Return	For each Basket Currency
Initial Spot Rate – Final Spot Rate Initial Spot Rate

Final Spot Rate:	For each Basket Currency, the spot rate for that Basket Currency relative to the U.S. dollar on the Final Valuation Date, determined by the Calculation Agent as set forth in the preliminary prospectus supplement.

Initial Spot Rate	For each Basket Currency, the spot rate for that Basket Currency relative to the U.S. dollar determined by the Calculation Agent on the Trade Date as set forth below:
	USD/IDR	TBD
	USD/INR	TBD
	USD/CNY	TBD
	USD/PHP	TBD

CUSIP	902623230

ISIN	US9026232309

Determining Payment at Maturity

The percentage change from the Basket Starting Level to the Basket Ending Level

You will receive a cash payment that provides you with a return multiplied by the Participation Rate of 145% to 195% (actual Participation Rate will be set on the Trade Date). Accordingly, if the Basket Return is positive, your payment at maturity per Note will be calculated as follows:

$10 + [$10 x Basket Return x Participation Rate]

You will receive the principal amount of your Notes at Maturity and no additional return.

3

Scenario Analysis and Examples at Maturity

The following examples for the Notes show Scenarios for the payment at maturity of the Notes, assuming a Participation Rate of 170% and hypothetical Basket Returns from -20% to +20%. The actual Participation Rate will be set on the Trade Date.

Hypothetical Examples*:

The following payment examples for the Notes show scenarios for the payment at maturity of the Notes, illustrating positive and negative Basket Returns reflecting either correlated or offsetting appreciation and depreciation in the different Basket Currencies. The following examples are, like the above, based on a hypothetical Participation Rate of 170%, as well as hypothetical Initial Spot Rates (the actual value of each of which will be determined on the Trade Date) and Final Spot Rates (which will be determined on the Final Valuation Date) for the Basket Currencies, and the Basket Ending Level and Basket Return resulting therefrom. The hypothetical Initial Spot Rate and Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of illustration only, are not associated with UBS Research forecasts for any Basket Currency and should not be taken as indicative of the future performance of any Basket Currency.

Example 1:

The USD depreciates relative to each of the IDR, INR, CNY and PHP, resulting in a Basket Ending Level of 105 and a Basket Return of 5.00%. With the Participation Rate, the Additional Amount will be $0.85, and, therefore, payment at maturity will equal $10.85 per $10 Note.

Because the Basket Return is 5.00%, which is greater than zero, the Additional Amount is equal to $0.85, and the payment at maturity is equal to $10.85 per $10 Note (a return of 108.5% per $10 Note), calculated as follows:

$10 + ($10 x 5% x 170%) = $10.85

*	For an initial investment of $1,000 your payment at maturity should be multiplied by 100.

4

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Final Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return

USD/IDR	9350	8882.5	0.0500	25.00%	1.25%
USD/INR	39.39	37.4205	0.0500	25.00%	1.25%
USD/CNY	7.423	7.05185	0.0500	25.00%	1.25%
USD/PHP	43.4	41.23	0.0500	25.00%	1.25%

Sum of Weighted Currency Returns =					5.00%

Basket Ending Level = 100 (1+ Sum of Weighted Currency Returns) =					105.00

Example 2:

The USD depreciates relative to INR and CNY and appreciates relative to the IDR and PHP, resulting in a Basket ending Level of 100, a Basket Return of 0%, and, therefore, a payment at maturity of $10.00 per $10 Note.

Because the Basket Return is 0.00%, the Additional Amount is equal to $0, and the payment at maturity is equal to $10.00 per $10 Note (a return of 0.00% per $10 Note), calculated as follows:

$10 + ($10 x 0% x 170%) = $10.00

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Final Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return

USD/IDR	9350	10098	–0.0800	25.00%	–2.00%
USD/INR	39.39	37.4205	0.0500	25.00%	1.25%
USD/CNY	7.423	6.6807	0.1000	25.00%	2.50%
USD/PHP	43.4	46.438	–0.0700	25.00%	–1.75%

Sum of Weighted Currency Returns =					0.00%

Basket Ending Level = 100 (1+ Sum of Weighted Currency Returns) =					100.00

Example 3:

The USD depreciates relative to the CNY and appreciates relative to the INR, IDR and PHP, resulting in a Basket ending Level of 99.00, a Basket Return of -1.00%, and, therefore, a payment at maturity of $10.00 per $10 Note.

Because the Basket Return is -1.00%, which is less than zero, the Additional Amount is equal to $0.00, and the payment at maturity is equal to $10.00 per $10 Note (a return of 0.00% per $10 Note), calculated as follows:

$10 + ($10 x 0% x 170%) = $10.00

The table below illustrates how the Basket Ending Level in the above example was calculated:

Basket Currency	Initial Spot Rate (on Trade Date)	Final Spot Rate (on Final Valuation Date)	Currency Return	Basket Currency Weighting	Weighted Currency Return

USD/IDR	9350	9537	–0.0200	25.00%	–0.50%
USD/INR	39.39	42.1473	–0.0700	25.00%	–1.75%
USD/CNY	7.423	6.6807	0.1000	25.00%	2.50%
USD/PHP	43.4	45.57	–0.0500	25.00%	–1.25%

Sum of Weighted Currency Returns =					–1.00%

Basket Ending Level = 100 (1+ Sum of Weighted Currency Returns) =					99.00

5

Hypothetical Historical Basket Ending Level

The following chart shows the hypothetical Basket Ending Level at the end of each month in the period from the month ending November 28, 1997 through December 28, 2007 using a Basket Ending Level indexed to 100 on December 28, 2007 based upon Initial Spot Rates determined on that day. The Basket Ending Level for any prior day was obtained by using the formula for the calculation of the Basket Ending Level described above. For purposes of the Notes and the determination of the Additional Amount (if any), the Basket Starting Level will be indexed to 100 on the Trade Date. The hypothetical historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Basket Level on any given day.

Key Risks

t	Market risk — The return on the Notes at maturity is linked to the performance of the Basket Currencies relative to the U.S. dollar, and will depend on whether, and the extent to which, such currencies appreciate against the U.S. dollar. The Basket Return will be based on the performance of the U.S. dollar versus each of the Basket Currencies during the term of the Notes. The value of the Basket will be affected by movements in the value of the Basket Currencies against the dollar.
t	No interest payments — You will not receive any periodic interest payments on the Note.
t	The amount you receive at maturity may result in a yield that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.
t	Principal protection only if you hold the Notes to maturity — If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of principal protection from any decline in the value of the Basket as expressed by changes in the spot rate of each of the Basket Currencies relative to the U.S. dollar. You should be willing to hold your Notes to maturity.
t	There may be little or no secondary market for the Notes — We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.
t	The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
t	The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions

6

t	The liquidity, trading value and amounts payable under the Notes could be affected by the actions of sovereign governments of the United States, Indonesia, India, China and the Philippines — Exchange rates of most economically developed nations, including the United States, are “floating,” meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including Indonesia’s, India’s, China’s and the Philippines’, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments of Indonesia, India, China and the Philippines which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, in the event of the issuance of a replacement currency or in the event of other developments affecting the Indonesian rupiah, Indian rupee, the Chinese renminbi, the Philippine peso, the U.S. dollar or any other currency.
Market Disruption: If a Basket Currency is no longer available due to the imposition of exchange controls or other circumstances beyond Issuer’s control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable Basket Currency relative to the U.S. dollar the calculation agent will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant.
Substitute Currency: If a Basket Currency is converted into, or there is substituted for the Basket Currency, another currency (the “New Currency”) pursuant to applicable law or regulation (the “Relevant Law”), such Basket Currency shall be substituted by the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.
Emerging Markets Risk: One of the currencies in a currency pair may be an emerging market currency. The possibility exists of significant changes in rates of exchange between a non emerging market currency and an emerging market currency, or between emerging market currencies, and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which the Issuer has no control, and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. The investor must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment, and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on the investment.
The People’s Republic of China. In 2005, the People’s Bank of China, with the authorization of the State Council of the People’s Republic of China, announced that the Chinese renminbi exchange rate would no longer be pegged to the U.S. dollar and would float within managed bands, which are reset daily. After the closing of the market on each business day, the People’s Bank of China announces the closing price of a foreign currency, such as the U.S. dollar, traded against the Chinese renminbi in the interbank foreign exchange market. This closing price then becomes the central point of the managed trading band for that currency for the following business day. Despite the recent change in its exchange rate regime, the Chinese government continues to manage the valuation of the Chinese renminbi, and further changes in the Chinese government’s management of the Chinese renminbi may impact the exchange rate for the Chinese renminbi relative to the U.S. dollar.
The Republic of India. The Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant. The Indian government allows the exchange rate to float freely, without a fixed target or band, but may intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and, under certain circumstances, investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India. If the Indian government prevents the Indian rupee from floating freely in order to preserve stability, or if the Indian government, with the approval of the Reserve Bank of India, restricts the conversion of rupees into foreign currencies, the exchange rate of the Indian rupee relative to the U.S. dollar may be adversely impacted.
Indonesia. From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies. In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis, and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings. Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks, social unrest and political constraints to which Indonesia may be subject.

7

Philippines. The Philippine peso has been a floating currency since the mid-1960s. Between 1996 and 2001, the Philippine peso depreciated significantly during and following the Asian financial crisis, and beginning in 2000, the Philippine central bank (the Bangko Sentral ng Pilipinas) began implementing a series of measures to curb foreign exchange speculation and foreign exchange volatility, including requiring a minimum holding period for foreign investments in peso time deposits and establishing documentary requirements for foreign exchange forward and swap transactions. The current administration has also continued to experience domestic political instability, including terrorist activity and attempted coups. Factors that might affect the Philippine government’s policy with respect to the Philippine peso include the extent of the Philippines’ foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of the Philippines’ debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks, social unrest and political constraints to which the Philippines may be subject
t	Appreciation in the level of one Basket Currency versus the U.S. dollar may be offset by depreciation in the level of another Basket Currency versus the U.S. dollar, and gains in one Basket Currency may be offset by losses in another Basket Currency relative to the U.S. dollar — The Notes are linked to the performance of the Basket, which reflects an investment in the four currencies versus the U.S. dollar. Any depreciation in one Basket Currency versus the U.S. dollar may be offset by an appreciation in the level of another Basket Currency versus the U.S. dollar, or vice versa. Therefore, a positive return in one Basket Currency position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Currency position, resulting in an aggregate Basket Return equal to or less than zero.
t	Currency markets may be volatile — foreign currency rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Notes could be affected by action of the governments of Indonesia, India, China and the Philippines. These factors may affect the values of the Basket Currencies relative to the U.S. dollar and the value of your Notes in varying ways, and different factors may cause the values of the Basket Currencies relative to the U.S. dollar, as well as the volatility of their spot rates, to move in inconsistent directions at inconsistent rates.
t	Legal and regulatory risks — Legal and regulatory changes could adversely affect currency exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket and, consequently, on the value of the Notes.
t	Potential conflicts of interest exist — UBS and its affiliates expect to engage in trading activities related to the Indonesian rupiah, Indian rupee, Chinese renminbi and Philippine peso currencies that are not for the account of holders of Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and accounts under their management. Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Final Spot Rate on the final valuation date. Since this determination by the calculation agent will affect payment at maturity on the Notes or the calculation agent may have a conflict of interest.
t	We or our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes. Any such research, opinions or recommendations could affect the level of the Basket to which the Notes are linked or the value of the Notes — We or our affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We or our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes or the currency pairs in the Basket to which the Notes are linked.
t	Credit of UBS — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
t	Owning the Notes is not the same as owning Indonesian rupiah, Indian rupees, Chinese renminbi and Philippine pesos — The return on your Notes may not reflect the return you would realize if you actually purchased Indonesia rupiah, Indian rupees, Chinese renminbi and Philippine pesos and converted them into U.S. dollars on the final valuation date. The USD/IDR spot rate, the USD/INR spot rate, the USD/CNY spot rate and the USD/PHP spot rate are calculated by reference to the value of the Indonesian rupiah, Indian rupee, Chinese renminbi and Philippine peso, respectively, relative to the U.S. dollar without taking into consideration the value of these components relative to other currencies or in other markets.

Investors are urged to review “Risk Factors” in the accompanying preliminary prospectus supplement related to this offering for a more detailed description of the risks related to an investment in the Notes.

8

What are the tax consequences of the Notes?

The Notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. Under this treatment, if you are a U.S. Holder, regardless of your method of tax accounting, in each taxable year you will be required to accrue as ordinary income amounts based on the “comparable yield” of the Notes (as described under “Supplemental U.S. Tax Considerations” in the preliminary prospectus supplement relating to the Notes), as determined by us. In addition, any gain recognized upon sale, exchange or retirement of a Note generally will be treated as ordinary interest income for U.S. federal income tax purposes. Generally, there will be no withholding tax on amounts paid to a non-U.S. Holder, provided certain certification requirements are satisfied. See the section entitled “Supplemental U.S. Tax Considerations” in the preliminary prospectus supplement relating to the Notes for additional discussion of the U.S. federal income tax treatment of the ownership and disposition of the Notes.

Please see the prospectus relating to the Notes for a discussion of certain Swiss tax considerations relating to the Notes.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of September 30, 2007 (unaudited)	CHF	USD
	(In millions)
Debt
Debt issued(1)	422,254	362,705
Total Debt	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders’ Equity	48,229	41,427
Total capitalization	470,643	409,424

(1)	Includes Money Market Paper and Medium Term Securities as per Balance Sheet position based on remaining maturities.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.85897 (the exchange rate in effect as of September 30, 2007).

The returns on UBS structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus as supplemented by a preliminary prospectus supplement for the Notes) with the SEC for the offering to which this communication relates. Before you invest, you should read these documents and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-657-9836.

9